China Agritech Announces Closing
of $23 Million Public Offering of Common Stock

BEIJING, CHINA — May 5, 2010 — China Agritech, Inc., (NASDAQ: CAGC) (“China Agritech” or the “Company”), a leading organic compound fertilizer manufacturer and distributor in China, announced today that it has closed its previously announced public offering of 1,243,000 shares of common stock. On April 29, 2010, Rodman & Renshaw, LLC, a subsidiary of Rodman & Renshaw Capital Group, Inc. (Nasdaq: RODM), acting as the sole book running manager of the offering, exercised its over-allotment option to purchase an additional 186,450 shares of common stock, increasing the size of the offering to an aggregate of 1,429,450 shares of common stock. Total gross proceeds from the offering and over-allotment were approximately $23.0 million.

The Company intends to use the net proceeds from this offering to establish branded large-scale distribution centers and the remainder of the net proceeds, if any, for working capital and general corporate purposes. These centers will enable the Company to sell its organic fertilizers and third party sourced products, including seeds, pesticides, and other agricultural products to franchised retail stores initially anticipated to be owned and operated by the current distributors of the Company's products.

The sale was being made under an effective registration statement previously filed with and declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on February 25, 2010.  A prospectus supplement related to the offering was filed with the Securities and Exchange Commission. A copy of the prospectus relating to the offering may be obtained by visiting EDGAR on the SEC Website at www.sec.gov or upon request from Rodman & Renshaw, LLC, 1251 Avenue of the Americas, New York, NY 10020, 212-430-1710 or email: info@rodm.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About China Agritech, Inc.
China Agritech, Inc. is engaged in the development, manufacture and distribution of liquid and granular organic compound fertilizers and related products in China. The Company has developed proprietary formulas that provide a continuous supply of high-quality agricultural products while maintaining soil fertility. The Company sells its products to farmers located in 28 provinces of China.

Safe Harbor Statement
This press release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, that address activities, events or developments that the Company expects, projects, believes or anticipates will or may occur in the future, including, without limitation, statements about its business or growth strategy, general industry conditions, future operating results of the Company, capital expenditures, expansion and growth opportunities, financing activities and other such matters, are forward-looking statements. Although the Company believes that its expectations stated in this press release are based on reasonable assumptions, actual results may differ from those projected in the forward-looking statements.

For more information, please contact:

    In China:
     Mr. Gareth Tang
     Chief Financial Officer
     China Agritech, Inc.
     Email: gareth@chinaagritech.com

    In the U.S.:
     Mr. Kevin Theiss
     Investor Relations
     Grayling
     Tel:   +1-646-284-9409
     Email: kevin.theiss@grayling.com